Exhibit 99.1

CONTACTS:	James Winschel, Senior Vice President and Chief Financial Officer
Jill Baker, Vice President of Investor Relations
(781) 434-4118
PAREXEL REPORTS FOURTH QUARTER AND FISCAL YEAR 2007 FINANCIAL RESULTS
•	Quarterly and annual service revenue grow by approximately 21% year-over-year

•	Fiscal Year 2007 diluted EPS increases 52.9% over Fiscal Year 2006

•	Backlog increases 38% year-over-year to a record $1.5 billion; quarterly and annual net book-to-burn ratio of 1.6
Boston, MA, August 6, 2007 — PAREXEL International Corporation (Nasdaq: PRXL) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2007.
For the three months ended June 30, 2007, PAREXEL’s consolidated service revenue increased 21.1% to a record $205.2 million compared with $169.5 million in the prior year period. The Company reported operating income of $16.9 million, or 8.2% of consolidated service revenue in the fourth quarter of Fiscal Year 2007, versus operating income of $13.1 million, or 7.7% of consolidated service revenue in the comparable quarter of the prior year. Net income for the quarter totaled $10.4 million, or $0.37 per diluted share, compared with net income of $8.4 million, or $0.31 per diluted share, for the quarter ended June 30, 2006.
On a segment basis, consolidated service revenue for the fourth quarter of Fiscal Year 2007 was $152.7 million in Clinical Research Services (CRS), $33.3 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $19.2 million in Perceptive Informatics, Inc.
For the full fiscal year ended June 30, 2007, consolidated service revenue was approximately $742.0 million versus $614.9 million in the prior year, an increase of 20.7%. For Fiscal Year 2007 operating income was $57.6 million, or 7.8% of service revenue, compared with operating income of $39.9 million in Fiscal Year 2006, or 6.5% of service revenue, as reported under Generally Accepted Accounting Principles (GAAP). Net income for Fiscal Year 2007 was $37.3 million or $1.33 per diluted share, compared with net income of $23.5 million, or $0.87 per diluted share in Fiscal Year 2006. Year-over-year diluted earnings per share grew by 52.9%.
On a segment basis, consolidated service revenue for Fiscal Year 2007 was $548.9 million in CRS, $120.6 million in PCMS, and $72.5 million in Perceptive Informatics, Inc.
The flow of new business wins continued to be strong in the fourth quarter. The Company reported a Fiscal Year 2007 ending backlog of approximately $1.5 billion, an increase of approximately 38% over the ending backlog reported for Fiscal Year 2006. Backlog at the beginning of the fourth quarter was $1.394 billion. Adding the June quarter’s gross new business wins of $356.2 million to that amount, and then subtracting $205.2 million in current quarter service revenue, and $38.4 million in cancellations, resulted in a backlog of $1.507 billion as of June 30, 2007. The net book-to-burn ratio in the quarter was 1.6, and for Fiscal Year 2007 was also 1.6.

Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “During the fourth quarter we executed well from a variety of perspectives, achieving healthy growth in service revenue and an increase in operating margin. We ended the fiscal year on a very strong note, with solid revenue growth of 21%, and an improvement in operating margin of 130 basis points. Our clients continue to value our global infrastructure and ability to provide them with integrated services throughout the world.”
Mr. von Rickenbach continued, “On the new business front, we concluded FY 2007 with a record backlog of $1.5 billion. Demand for our services is growing, and we have many opportunities in the new proposal pipeline. During Fiscal Year 2008, we will continue to focus on revenue growth and further improvements in operating performance. At the same time, we plan to make carefully selected strategic investments to add depth to the products and services that we provide to biopharmaceutical clients around the world.”
The Company issued forward-looking guidance for the first quarter of Fiscal Year 2008 (ending September 30, 2007), and for Fiscal Year 2008. For the first quarter, the Company anticipates reporting consolidated service revenue in the range of $200 to $210 million and earnings per diluted share in the range of $0.32 to $0.34. For Fiscal Year 2008, consolidated service revenue is expected to be in the range of $855 to $885 million (using recent exchange rates) and earnings per diluted share is projected to be in the range of $1.56 to $1.66 (versus previously issued revenue guidance for Fiscal Year 2008 of $850 to $880 million, and earnings per diluted share of $1.56 to $1.66).
The Company believes that presenting the proforma information contained in the financial tables and in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance. Management uses this proforma information, in addition to the GAAP information, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. Such measures are also used by management in its financial and operating decision-making. Proforma information is not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP. A reconciliation of GAAP results with proforma results may be found in the attached financial tables.
A conference call to discuss PAREXEL’s fourth quarter and year-end earnings, business, and financial outlook will begin at 10 a.m. ET Tuesday, August 7th and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investor Relations section of the Company’s website at http://www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial 612-288-0329 and ask to join the PAREXEL quarterly conference call.

About the Company
PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, medical communications and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 56 locations throughout 43 countries around the world, and has over 6,485 employees. For more information about PAREXEL International visit www.PAREXEL.com.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the first quarter of Fiscal Year 2008, and Fiscal Year 2008. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, “targets” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007 as filed with the SEC on May 9, 2007, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	For the three months ended June 30,
	(Unaudited)
	2007	2006

Service revenue	$205,209	$169,485
Reimbursement revenue	48,773	44,775

Total revenue	253,982	214,260

Costs and expenses:
Direct costs	132,591	110,731
Reimbursable out-of-pocket expenses	48,773	44,775
Selling, general and administrative	47,146	38,983
Depreciation	7,093	6,441
Amortization	1,436	392
Restructuring expense (benefit)	40	(131)

Income from operations	16,903	13,069

Other income (expense)	370	(452)

Income before income taxes	17,273	12,617

Provision for income taxes	6,908	4,580
Effective tax rate	40.0%	36.3%

Minority interest benefit	(70)	(391)

Net income	$10,435	$8,428

Earnings per common share:
Basic	$0.38	$0.31
Diluted	$0.37	$0.31

Shares used in computing earnings per common share:
Basic	27,541	26,797
Diluted	28,425	27,544

Balance Sheet Information	(Preliminary)
	June 30,	March 31,	June 30,
	2007	2007	2006
Billed accounts receivable, net	$189,843	$176,365	$152,175
Unbilled accounts receivable, net	135,178	143,387	119,888
Deferred revenue	(170,718)	(191,207)	(139,836)

Net receivables	$154,303	$128,545	$132,227

Cash and marketable securities	$96,677	$96,158	$92,749
Working capital	$118,746	$106,371	$131,552
Total assets	$680,013	$670,047	$538,633
Short-term borrowings	$30,463	$30,000	$498
Stockholders’ equity	$316,615	$299,538	$248,763

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	(Unaudited)
	For the year ended
	June 30,		For the year ended June 30,
	2007		2006
	As Reported		As Reported	Adjustments		Proforma

Service revenue	$741,955		$614,947			$614,947
Reimbursement revenue	176,149		145,007			145,007

Total revenue	918,104		759,954	—		759,954

Costs and expenses:
Direct costs	487,200		406,241	(519)	(b)	405,722
Reimbursable out-of-pocket expenses	176,149		145,007			145,007
Selling, general and administrative	166,368		143,652	(1,081)	(b)	142,571
Depreciation	26,546		24,473			24,473
Amortization	4,309		1,562			1,562
Restructuring expense (benefit)	(34)		(836)	679	(c)	(157)

Income from operations	57,566		39,855	921		40,776

Other income	1,968		1,919			1,919

Income before income taxes	59,534		41,774	921		42,695

Provision for income taxes	22,277	(a)	19,328	107		19,435
Effective tax rate	37.4%	(a)	46.3%			45.5%

Minority interest benefit	(32)		(1,098)			(1,098)

Net income	$37,289		$23,544	$814		$24,358

Earnings per common share:
Basic	$1.37		$0.89			$0.92
Diluted	$1.33		$0.87			$0.90

Shares used in computing earnings per common share:
Basic	27,316		26,557			26,557
Diluted	28,108		27,013			27,013
(a)	Includes net one-time favorable income tax adjustments of $1.1 million in Q3-07.

(b)	Represents a special charge for compensation expense in conjunction with the acquisition of the Perceptive minority interest.

(c)	Represents a $1.2 million reduction to the existing restructuring reserve as a result of changes in assumptions related to the June 2005 restructuring charge, which was partially offset by $0.5 million in new severance-related restructuring activity.

PAREXEL International Corporation
Segment Information
($ in thousands)

	Three months ended
	June 30,
	2007	2006

Clinical Research Services (CRS)

Service revenue	$152,677	$121,275
% of total service revenue	74.4%	71.6%
Gross profit	$54,151	$40,741
Gross margin % of service revenue	35.5%	33.6%

PAREXEL Consulting & MedCom Services (PCMS)

Service revenue	$33,310	$32,783
% of total service revenue	16.2%	19.3%
Gross profit	$9,929	$11,165
Gross margin % of service revenue	29.8%	34.1%

Perceptive Informatics, Inc. (PII)

Service revenue	$19,222	$15,427
% of total service revenue	9.4%	9.1%
Gross profit	$8,538	$6,848
Gross margin % of service revenue	44.4%	44.4%

Total service revenue	$205,209	$169,485
Total gross profit	$72,618	$58,754
Gross margin % of service revenue	35.4%	34.7%

Revenue by Geography

United States	$70,707	$57,082
Europe	116,167	98,889
Asia and other	18,335	13,514

Total service revenue	$205,209	$169,485

Quarterly Supplemental Financial Data

Total revenue	$253,982	$214,260
Investigator fees	32,689	28,849

Gross revenue	$286,671	$243,109

DSO	49	49

Capital expenditures	14,014	8,606

PAREXEL International Corporation
Segment Information
($ in thousands)

	For the year ended
	June 30,
	2007	2006			2006
	As Reported	As Reported	Adjustments		Proforma

Clinical Research Services (CRS)

Service revenue	$548,838	$442,512			$442,512
% of total service revenue	74.0%	72.0%			72.0%
Gross profit	$189,089	$150,291			$150,291
Gross margin % of service revenue	34.5%	34.0%			34.0%

PAREXEL Consulting & MedCom Services (PCMS)

Service revenue	$120,636	$117,129			$117,129
% of total service revenue	16.2%	19.0%			19.0%
Gross profit	$34,024	$35,580			$35,580
Gross margin % of service revenue	28.2%	30.4%			30.4%

Perceptive Informatics, Inc. (PII)

Service revenue	$72,481	$55,306			$55,306
% of total service revenue	9.8%	9.0%			9.0%
Gross profit	$31,642	$22,835	$519	(a)	$23,354
Gross margin % of service revenue	43.7%	41.3%			42.2%

Total service revenue	$741,955	$614,947			$614,947
Total gross profit	$254,755	$208,706	$519	(a)	$209,225
Gross margin % of service revenue	34.3%	33.9%			34.0%

Revenue by Geography

United States	$266,835	$217,780
Europe	418,590	358,108
Asia and other	56,530	39,059

Total service revenue	$741,955	$614,947

(a)	Represents a special charge for compensation expense in conjunction with the acquisition of the Perceptive minority interest.